[LETTERHEAD OF UNITED NATURAL FOODS, INC.]

FOR IMMEDIATE RELEASE
December 31, 2002

                         UNITED NATURAL FOODS COMPLETES
                       MERGER WITH NORTHEAST COOPERATIVES

Dayville, Connecticut - December 31, 2002 -- United Natural Foods, Inc. (Nasdaq:
UNFI) announced today the completion of its previously announced merger with privately held Northeast Cooperatives, a natural food distributor in the Northeast and Midwest regions of the United States. Northeast Cooperatives, headquartered in Brattleboro, VT, had approximately $120 million in sales for the last twelve months. Details of the transaction were not disclosed.

Northeast Cooperatives carries and distributes over 14,000 products to approximately 2,800 customers primarily in the Northeast. Northeast Cooperatives serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators, cooperatives, institutions and buying clubs.

Steven Townsend, United Natural Foods President and Chief Executive Officer, commented, "We are excited about completing the merger with Northeast Cooperatives and are confident that we will now be in a position to bring even more products, resources and services to customers in the region."

The Company stated that it expects the transaction to be neutral to slightly accretive by the end of the first full year following the acquisition, and accretive thereafter.

About United Natural Foods
United Natural Foods, Inc. carries and distributes over 30,500 products to more than 11,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:                      FRB | Weber Shandwick
--------------------------------------------------------------------------------
Steven Townsend                      Joseph Calabrese        Vanessa Schwartz
President & Chief Executive Officer  General Information     Analyst Information
(860) 779-2800                       (212) 445-8434          (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on December 13, 2002, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.